Exhibit 99.1

CLUBCORP HOLDINGS, INC. ANNOUNCES PRICING OF

$350 MILLION SENIOR NOTES OFFERING

(DALLAS, TX.) December 4, 2015—ClubCorp Holdings, Inc. (NYSE: MYCC) (the “Company”), a leading owner-operator of private golf and country clubs and business, sports and alumni clubs in North America, today announced that ClubCorp Club Operations, Inc. (“Operations”), an indirect wholly-owned subsidiary of the Company, priced the previously announced offering of its senior notes due 2023 (the “Senior Notes”).  The aggregate principal amount of the Senior Notes will be $350 million.  The Senior Notes will bear interest at the rate of 8.25% per annum, and are expected to be guaranteed on a senior unsecured basis by all of Operations’ wholly-owned restricted subsidiaries that guarantee Operations’ secured credit facilities. The offering of the Senior Notes is expected to close on December 15, 2015, subject to customary closing conditions.

Operations estimates that the net proceeds from such offering will be approximately $343.2 million, after deducting the initial purchasers’ discounts and estimated offering expenses. Operations intends to use the net proceeds from the offering for general corporate purposes, including to repay indebtedness under Operations’ existing secured credit facilities and for acquisitions.

The Senior Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the rules promulgated thereunder.  The Senior Notes and the related guarantees were offered only to qualified institutional buyers in the United States pursuant to Rule 144A of the Securities Act and in transactions to buyers outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to sell or buy the securities described above, nor shall there be any sale, issuance or transfer of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Special Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements relating to the closing of the offering of the Senior Notes and the anticipated use of proceeds therefrom.  The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including factors set forth in the Company’s public filings. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.